CONTRACT SCHEDULE

    INDIVIDUAL RETIREMENT ANNUITY (IRA) AND SIMPLIFIED EMPLOYEE PENSION PLAN

Maintenance Fee:         The annual Maintenance Fee is $25. If the Contract's
                         Current Value is $10,000 or greater on the date the Maintenance Fee is to be deducted, the Maintenance Fee will be $0.

Surrender Fee:           For each surrender, the Surrender Fee will be
                         determined according to the number of completed
                         Contract Years between the date the first Net Purchase
                         Payment is applied to the Aetna predecessor contract and the date of surrender. The Surrender Fee will be determined as follows:

                         Completed Contract Years      Surrender Fee

                         Less than 2 years                  6%
                         2 or more but less than 3          5%
                         3 or more but less than 4          4%
                         4 or more but less than 5          3%
                         5 or more but less than 6          2%
                         6 or more but less than 7          1%
                         7 or more years                    0%

                         No Surrender Fee is deducted from any portion of the Current Value which is paid:

                         (a) At the death of the Annuitant before Annuity payments start;

                         (b) As a premium for an Annuity under this Contract;

                         (c) For a full surrender where the Current Value is
                             equal to $2,500 or less and no surrenders have been taken from the Contract within the prior 12 months;

                         (d) Due to an election of a Distribution Option; or

                         (e) In an amount equal to or less than 10% of the
                             Current Value, as part of the first partial surrender request in a calendar year to a Contract Holder who is at least age 59 1/2. The Current Value is calculated as of the date the partial surrender request is received in Good Order at Aetna's Home Office. When a Distribution Option is elected, this provision includes any amounts paid under that election. This provision does not apply to full surrender requests.

Charges to               A daily charge is deducted from any portion of the
Separate Account:        Current Value allocated to the Separate Account. The
                         deduction is the daily equivalent of an annual percentage that will not exceed 1.50%. Current Separate
                         Account charges are 1.25% for the Annuity mortality risk, the expense risk and the administrative charge.
                         Charges are subject to change annually, except for amounts








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Charges to               which have been used to purchase an Annuity. The daily
Separate Account         charge does not include investment advisory fees and
(Cont'd):                other expenses charged by a Fund investment manager.
                         These fees are disclosed in the applicable Fund
                         Prospectus.

                         Aetna will notify the Contract Holder of any change on Separate Account charges.

                         Aetna will reduce the Separate Account charge by:

                         (a) 0.10% if ten years have elapsed since the initial
                             Purchase Payment has been made to this Contract and an Annuity Option has not been elected; or

                         (b) 0.10% if the Current Value in the Contract is
                             greater than $250,000 on the day of the initial Purchase Payment or on each subsequent anniversary.

Table of Minimum         The values in the below Table only apply to annual
Values--Fixed Account:   Purchase Payments of exactly $1,000 credited to the
                         Fixed Account. Values would be different for other
                         Purchase Payment amounts, if partial surrenders are made, or if Aetna adds interest at a rate greater than the Guaranteed Interest Rate--Fixed Account (see 3.02).

                         The Surrender Value assumes that a Purchase Payment of exactly $1,000 is credited to the Fixed Account at the 3% Guaranteed Interest Rate at the beginning of each Contract Year. The Maintenance Fee and applicable Surrender Fee are deducted.

                     Table of Minimum Fixed Account Values
                      Per $1,000 of Net Purchase Payments
                         Allocated to the Fixed Account

End of         Minimum            Minimum        End of         Minimum        Minimum
 Year      Current Value      Surrender Value     Year      Current Value  Surrender Value
------     -------------      ---------------    ------     -------------  ---------------
 1           $ 1,005              $   945           16         $ 20,480         $ 20,480
 2             2,040                1,938           17           22,124           22,124
 3             3,106                2,982           18           23,818           23,818
 4             4,205                4,078           19           25,563           25,563
 5             5,336                5,229           20           27,360           27,360
 6             6,501                6,436           25           37,186           37,186
 7             7,701                7,701
 8             8,937                8,937           30           48,577           48,577
 9            10,235               10,235
10            11,572               11,572           35           61,782           61,782
11            12,949               12,949           40           77,091           77,091
12            14,368               14,368
13            15,829               15,829           45           94,838           94,838
14            17,333               17,333
15            18,883               18,883           50          115,411          115,411




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